SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a)
                  of the Securities Exchange Act of 1934

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    Section 240.14a-12

                           STRAWBRIDGE & CLOTHIER
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             (Name of Registrant as Specified In Its Charter)


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                (Name of Person(s) Filing Proxy Statement)

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
                           STRAWBRIDGE & CLOTHIER
                              801 MARKET STREET
                    PHILADELPHIA, PENNSYLVANIA 19107-3199

                                July, 1996



Dear


       On April 4th as you know, Strawbridge & Clothier's Board of Directors made an historic and painful decision to sell both divisions of the Company. To say that this was a difficult, as well as a momentous decision, does not adequately describe the long deliberations the Board went through starting with our press release back on October 30, 1995, when we announced that we would be looking into strategic alternatives for the Company. Our first choice from the beginning was to remain a successful, independent retailer. However, to stay the course and still remain on a sound financial footing and continue to grow the business through reinvesting in our stores (a necessity in this competitive industry), we would have had to alter the basic character of Strawbridge & Clothier. Not only would we have had to eliminate the cash dividend to shareholders which we have paid for nearly fifty consecutive years, we would have had to decrease our work force substantially by taking a number of extreme measures, including major steps to consolidate the Clover and Department Store Divisions. In other words, we would have had to significantly compromise the quality approach which has been at the core of our business philosophy and reduce the level of customer service for which we have earned a long-standing national reputation. Strawbridge & Clothier would not have been the same Company that all of us have known for so long.

       Even by taking these drastic steps, there would be no assurance that we would have been successful in producing a minimally acceptable level of profit -- and if we had failed or, if we did not achieve our profit projections -- if we were faced with a weather situation during this upcoming Christmas season similar to last winter -- or any other negative factor beyond our control -- the consequences would have been unacceptable for all of us -- Shareholders and Associates alike.

       In arriving at its decision, the Board considered and discussed the following facts:

               1)   Region
                    ------

               The Philadelphia region compared to other parts of the Country, is a slow-growth area, with the City, itself, continuing to decline in population.

July 1996
Page 2

               2)   Competition
                    -----------

               Competition is increasing in both quality and quantity for both the Department Store and Clover.

                    (a) The May Co. (Hecht's) is stronger than John
               Wanamaker's was and Macy's is becoming stronger under the Federated umbrella. With "high-end" retailers such as Nordstrom's, Nieman-Marcus and Lord & Taylor moving into the market, it would have been difficult to capture a larger share of the "better" market -- an important element of our marketing and merchandising strategy.

                    (b) With national discounters such as Wal-Mart and
               Target moving into the market, Clover would have faced tougher competition than it did when competing against "regional" discounters.

                    (c) These very successful, national retailers with
               hundreds, if not thousands of stores, not only have more "buying power" than either the Department Store or Clover divisions -- they also are able to spread their "central office" expenses, such as Buying, Credit, Advertising and other back-office expenses, over a larger sales base than we can. And, they have better access to the capital markets in order to invest in improvements and renovations in their area stores.

               3)   Customer Base (See enclosed article from Women's Wear Daily)
                    -------------

               Although the traditional customer remains loyal to S&C, there is a need to attract a larger market share of younger customers (ages 20 to 39) -- as a critical part of our "same-store" (internal) growth. However, that customer segment has many more varied opportunities on which to spend their dollars than they had in the past:

                    (a) Leisure time, the personal computer and overall
               entertainment spending have become stronger rivals for the younger customers "shopping dollar."

                    (b) That customer group is more "time-oriented" than
               in the past -- and department store shopping is not "time-efficient" for that group.

                    (c) A wider variety of different types of retail
               shopping is available today, which appeal to that group's new lifestyle -- i.e., catalogues, home

July 1996
Page 3

               (TV) shopping, Internet shopping, warehouse clubs, specialty stores, "category killers," super stores and super centers.

               4)   Margin for Error
                    ----------------

               Because of our loss year in 1995, the continuing difficult business climate for retailers in the northeast region of the country and the negative feeling banks, other lenders and "Factors" currently have for "regional" retailers, the necessity for us to achieve our aggressive profit projections over the next three years would have become even more critical than in previous years. We would have had no margin for error in 1996 and the negative consequences for our Shareholders, if we did not achieve these projections, would have been severe.

               5)   The Offer
                    ---------

               The offer of approximately $19.10 per share is fair -- and a good offer. Our own aggressive projections for "staying the course" translate to a market price of less than $14 per share for Strawbridge & Clothier stock -- with no cash dividend.

       After five months of evaluating every possible alternative, including mergers and joint ventures with other retailers, the Board concluded that accepting the May Co.'s and Kimco Realty Co.'s offers was clearly in the best interests of our Shareholders and in the long run, in the best interests of most of our Associates. In deciding to accept the offers, the Board recognized the changing times we live in -- and that consolidation is a fact of life in today's world -- whether in retailing, banking, health care, entertainment, insurance or manufacturing. It also considered the changes that have occurred in the discount store sector of the industry, including the many bankruptcies that have taken effect over the last twelve months and which have negatively impacted our Clover Division. (Attached is a partial list of retailers bankruptcies and store closings during the past year).

       OUR GREATEST STRENGTH AS A COMPANY HAS ALWAYS BEEN OUR ASSOCIATES
- - OUR STORE FAMILY. THAT IS WHY THE MAY CO. INSISTED ON KEEPING ALL ASSOCIATES IN THE DEPARTMENT STORE'S STORES' ORGANIZATION AND WHY THE MAY CO. WANTS TO CONTINUE WITH THE "STRAWBRIDGE" NAME AND TO EXPAND UPON IT BY RENAMING ALL OF THE HECHT'S STORES IN THE PHILADELPHIA AREA "STRAWBRIDGES."

       By now, you already have received your Proxy Statement and know that our Shareholder Meeting will take place on July 15th. The main item on the Agenda is the approval of the May Co. and Kimco transactions.

       Following approval of the transactions, Strawbridge & Clothier shareholders will receive their first distribution of May Co. stock around mid-October, 1996. This first distribution will amount to approximately 75% of your Strawbridge & Clothier holdings.

July 1996
Page 4

       The first May Co. cash dividend payment to Strawbridge & Clothier shareholders will take place on December 15th . The dates of May's cash dividend payments are December 15th, March 15th, June 15th and
September 15th.

       Approximately one year after the Shareholder Meeting, Strawbridge & Clothier shareholders will receive their second distribution of May Co. stock, amounting to between 15% and 20% of your Strawbridge &
Clothier holdings.

       The final 5% to 10% distribution will not take place until approximately three years after the Shareholder Meeting -- when the Courts finally decide that all claims against the Company have been settled and the "Liquidating Trust" has been dissolved.

       Strawbridge & Clothier shareholders will receive approximately four-tenths of a share of May Co. stock for every one share of Strawbridge & Clothier stock (the relationship between the $19 price of Strawbridge & Clothier stock and the $47 7/8 price of May Co. stock on April 3rd).

       May Co.'s annualized cash dividend is $1.16 per share ($0.29 per quarter). This means that Strawbridge & Clothier shareholders will be receiving approximately $0.46 in May Co. cash dividends for every dollar they were receiving in Strawbridge & Clothier cash dividends. However, until the second distribution (late spring -- early summer, 1997), Strawbridge & Clothier shareholders will receive approximately 34.5% of what they would have received from a Strawbridge & Clothier cash dividend -- because only 75% of their May Co. stock will have been distributed prior to the second distribution.

       There is no tax effect for Strawbridge & Clothier shareholders upon the receipt of May Co. stock. However, if you sell your May Co. stock, there will be a tax effect at that time -- either a capital gains tax or a capital loss benefit.

      Clover
      ------

       Kimco Realty Corp. will be purchasing all twenty-six Clover stores. Kimco will pay Strawbridge & Clothier cash for the Clover stores and the Company will use the cash to purchase May Co. stock. The proceeds from the sale of the Clover stores will be included in the first distribution of May Co. stock to Strawbridge & Clothier shareholders (around October 1, 1996). THE PROCEEDS FROM THE SALE OF CLOVER ARE INCLUDED IN THE ESTIMATED VALUE OF $19.10 PER SHARE OF MAY CO. STOCK TO BE DISTRIBUTED TO STRAWBRIDGE & CLOTHIER SHAREHOLDERS.

       Some information about the May Co.:

       May is the country's second largest operator of department stores, with $10.5 billion in sales in 1995. (Strawbridge & Clothier's sales in 1995 were $980 million -- Department Stores, $545 million). May's net earnings in 1995 were $700 million. Their return

July 1996
Page 5

on equity was 20.8%, the sixth consecutive year in which May's return on equity exceeded 20%. May increased its cash dividend in 1996 -- the 21st consecutive year in which it has increased its cash dividend and also produced an increase in net earnings. In 1995, the market price of May stock ranged from a low of $33.50 per share to a high of $46.25. As of May 21, 1996, the price of May stock, after spinning off its Payless Shoe Division, was $49.00.

       In its 1995 Annual Report, May states, "The five years ahead will be a period of aggressive growth for our company. In 1996, we will open 15 new stores, adding 2.3 million square feet. Over the next five years, we will be investing $3.7 billion, including $2.1 billion for 115 new department stores, and $570 million for expanding and remodeling existing stores."

       As difficult and painful as our decision was to accept the May Co.'s and Kimco's offers, we feel that clearly, in both the short and long terms, it is the best alternative for our Strawbridge & Clothier shareholders -- to become shareholders of the strongest operator of department stores in the country.

       Our family shareholders have, over the years, been our most loyal and valued supporters -- and we appreciate your loyalty more than we can possibly say. We feel, however, that taking everything into consideration, now is the time to take the momentous step of selling Strawbridge & Clothier -- and to give you the opportunity to decide for yourselves (with no family pressures or ties) how you want to invest your shares of the May Co.'s stock.

       If you have any questions at all regarding this historic transaction, please do not hesitate to call any of the four Strawbridges who serve on the Board of Directors.

                                Sincerely,



                            FRS - 215-629-6455
                            PSS - 215-629-6627
                            DWS - 215-629-6655
                            SLS - 215-629-6452
Enclosures

                                  RETAILING

HOW THE DEPARTMENT-STORE DEALS COMPARE

Woodward & Lothrop Co., the parent company of John Wanamaker, was purchased last year by J.C. Penney Co. and May Department Stores Co. May is also buying the department-store division of Strawbridge & Clothier.


                                  Woodward & Lothrop
                                  John Wanamaker        Strawbridge & Clothier

NUMBER OF STORES                   25                    13 **
PRICE                             $725 million         $600 million ***
DEBT REPAID TO CREDITORS          $460 million *       $390 million
NET TO OWNERS                     $ 0                  $210 million
SALES IN LAST YEAR                $835 million         $545 million
SALES PER STORE                   $ 33 million         $ 42 million
PRICE PER STORE                   $ 29 million         $ 47 million
PRICE AS PERCENT OF SALES          87 percent           111 percent

* Woodward & Lothrop Inc. listed liabilities of $659 million when it filed for bankruptcy on January 17, 1994. Owners get nothing in bankruptcy.

** Strawbridge's stand-alone furniture store in Concord is counted along with its nearby department store.

*** One source said that the $600 million figure should actually be $550 million, because current liabilities should be deducted. In that case, the price per store would be $42.3 million, and the price as a percentage of sales would be 101 percent.

Sources:  Inquirer reports and sources familiar with the Strawbridge deal.


                                   The Philadelphia Inquirer

                         RETAILING IN THE NINETIES

                          THE AGE OF INFORMATION
                            Women's Wear Daily
                          Wednesday, May 8, 1996

    Managing change and information technology will be the keys to surviving and prospering in the retail world of the next few years and the 21st century.

    This report makes a set of forecasts about the state of the industry through 2000. The future for much of retailing is far from rosy. But the retailer who understands where the industry is headed and makes the right investments in technology, market positioning and people will find a bright future.


    THE NEXT FIVE YEARS IN RETAILING

    Five major changes will alter the face of retailing over the next five years:

         1. Retailing will become an information-driven business, transferring the major assets of retailers from real estate and inventory to information. Retailers will collect, sell and network information about suppliers, merchandise and customer performance. This will result in a shift in where and how value is added. Businesses focused on design, marketing and information management will flourish, while businesses that are driven by real estate, inventory, manufacturing or wholesaling will suffer.

         2. Retailers will focus more attention on their core customers as individuals. They will go to great lengths to identify and reward high-spending, high-performance customers, and they will eliminate customers who are too costly to serve or do not fit their high-performance profile. While the idea of getting rid of unprofitable customers challenges the conventional wisdom of traditional retailing, it will be a competitive necessity.

         3. Many traditional apparel specialty store concepts will reach the end of their life cycle, resulting in a disproportionate amount of bankruptcies and consolidations. The day of the mass-merchandised specialty store chain with hundreds of outlets delivering the same narrow and deep assortment of goods regardless of location will be over. The reincarnation of true specialty stores will mean moving into more neighborhood locations to be closer to target customers. It will also mean cheaper rents, smaller spaces, micromerchandising and more flexible sourcing.

         4. Traditional regional malls will suffer, as specialty stores decline and department stores continue to consolidate, leaving fewer to anchor the malls. The recovery of regional malls will occur as nontraditional, big-box users -- like Toys 'R' Us or Home Depot -- begin to fill some of the empty anchor space. These types of retailers will be successful as long as they understand marketing and information management.

         5. Electronic retailing will show signs of accelerated growth and consumer acceptance. The Internet will expand from individual interaction to a commercially based transaction system. Electronic retailing will take a growing share of general merchandise, apparel and furniture retailing by 2000, with most of the gains coming at the expense of traditional catalog retailing. Electronic retailing will be facilitated by the creation and widespread use of electronic cash.

    With the passage of such trade pacts as NAFTA and GATT, the momentum toward globalization will accelerate. As free trade expands and eliminates tariffs, the pressures of deflation will increase across all retail channels, further hastening retailers' moves to overseas markets.

    The technology and productivity gap between the U.S. and the rest of the world will widen as Americans increase their use of personal computers, the Internet and cellular communications. That will sustain low inflation domestically and increase U.S. exports.

    Public safety and police protection will become a private sector responsibility. Limited access to neighborhoods and malls will become more commonplace, leading to experimentation with "membership malls."


    DEFLATING THE DOMESTIC ECONOMY

    The most important change in retailing is the shift from inflation to deflation in the prices for goods. This is being driven by a variety of factors:

         o The Federal Reserve is running a deflationary monetary policy by allowing real economic growth to exceed money supply growth. With fewer dollars chasing more goods, prices must fall.

         o The growth in free trade contributes to deflation by expanding the sources of cheaper global supply and reducing tariffs on those goods.

         o The overexpansion of retail capacity relative to consumer demand is also driving deflation. For 15 years, retail capacity has more than doubled, while consumer demand has grown less than 50 percent.

    STABILITY, MODEST RECESSIONS AND ENORMOUS POTENTIAL FOR GROWTH

    The economic cycle that began in 1982 will continue through the next five years. While a recession is likely, it will be mild and short-lived. Recessions are growing milder because the more cyclical elements of the economy, like housing, business investment and car sales, are becoming a smaller share of economic activity.

    American society will continue to splinter into smaller groups that are more diverse in their education, wealth and income, ethnicity, generational characteristics, tastes and shopping behaviors.

    The fastest growing division in society will be between educated and noneducated. The educated will live and work in a controlled-climate, controlled-access world dominated by information and knowledge, while the uneducated will live in a world dominated by physical labor.

    The number of teenagers will increase by 2.5 million over the next five years -- three times the pace of general population growth. Some of the more significant implications will be:

         o   A renewed interest in fashion.

         o   An increase in crime and violence.

         o   Controlled-access malls.

         o   A large pool of entry-level workers.

         o   Acceleration in the use of technology.

    The number of middle-aged Americans between 45 and 54 will increase by more than 7 million, four-and-a-half times the pace of general population growth. Some of the impact will be:

         o   People will have less time and energy.

         o   Increased savings and investment for retirement.

         o   More spending for children's education.

         o   More spending on travel, leisure and entertainment.

         o   Less shopping.

         o   Less spending on apparel.

    The young elderly -- 55-to-64 year-olds -- are the most overlooked group of consumers relative to their spending potential. The number of young elderly or late middle-aged will increase by 3.5 million over the next five years, slightly better than three times the pace of general population growth. Some major implications will be:

         o   Redefinition of "old".

         o   Beauty at any age.

         o   Decline of the cult of youth.

         o   Rise in value of vacation homes.

         o   Boom in travel.

         o   Extended work life.

         o   Boom in health care.

    Myths that tap into shared values can help companies sell mass-market products to a diverse group of customers. Myth will take on greater importance, particularly for baby boomers who, along with the media, have always viewed themselves in mythic terms.

    The Body Shop, for example, has made a myth of its founder, Anita Roddick, and her global jaunts to find ancient lotions and potions and to save the rainforests in the process. As she fights for global justice, her customers can support her efforts by buying her products. In the age of alienation and individualism, Americans are looking for this kind of common bond that connects them to the community around them.

    Retailers that understand the importance of myth as a key marketing concept can gain sustainable competitive advantage. While other aspects of marketing, from store locations to merchandising, can be easily copied, myths are unique.


    THE DILEMMA OF MATURITY

    Retailing is showing all of the signs of a mature business at the end of its life cycle. Management, however, seems to continue to believe that this is still a growth business. This mismatch between perception and reality will be one of the main driving forces behind the next wave of retail bankruptcies and consolidations.

         o Retail spending will underperform the rest of the economy. While the broad economy will experience a modest inflation rate of around 2 percent, retailing will experience deflation of around 1 percent. Real growth for retailing will average 3 percent, leaving total annual growth at just 2 percent.

         o Retail real estate prices will decline over the next five years as supply continues to grow while demand falls. Even as demand has been falling, retail space has been increasing over the past 15 years. This has created a tremendous oversupply of space, which has also forced retail sales per square foot to decline.

              Before the end of this century, as many as 100 of the poorest performing regional malls will be shuttered. Mall-based specialty apparel retailing is in a deep recession.
              Numerous specialty retailers, including Woolworth's,
              Edison Bros., Melville, The Limited and Merry-Go-Round, have collectively announced thousands of store closing.

         o Nowhere will the ultimate decline in real estate demand be greater than in the regional malls. This process will accelerate over the next five years as the malls become magnets for teen crime, forcing management to control their environments.

    The successful malls of the future will incorporate fantasy and entertainment and will tap into the nonmerchandising passions or myths of the consumer. The Forum in Las Vegas and the Mall of America in Minnesota are good examples.

    The next round of retail bankruptcies will be different from the high-profile bankruptcies the industry experienced in the late Eighties and early Nineties. Those bankruptcies were driven by retailers with too much debt and too little cash flow. Once in bankruptcy, they cut costs, centralized operations, trimmed inefficient businesses and focused on core customers. They emerged from bankruptcy as stronger, more efficient companies.

    The next round will be driven by companies with problems on the asset side of their businesses. They will have the wrong mix of real estate, ineffective information systems, outdated merchandising processes or poorly qualified and ill-prepared management.


    DEPARTMENT STORES DEVELOP SPLIT PERSONALITY

    Department store retailing will split into three very consolidated and distinct sectors:

         o Traditional department stores will consolidate into no more than five major companies that are national in operation and have global pretensions that will be fulfilled in the next century. These highly centralized organizations will fight for the large middle segment of the market, along with other mass merchandised department store chains, like Sears, J.C. Penney and Kohl's.

         o At the top of the market will be a handful of smaller, more focused concepts offering higher price points and higher levels of service designed to capture an ever larger share of the high-growth, 45-to-60 age segment. These companies will operate and market themselves very differently from traditional department stores.

         o Faced with a slowdown in mall development and declining mall traffic, conventional and upscale department store retailers will look for alternative ways to reach their customers. They will experiment with smaller, more focused apparel formats in off-mall locations and with electronic retailing.

    For the first time in 40 years, inner cities are gaining population. That trend will accelerate over the next five years. Empty-nesters and generation X-ers are becoming urban pioneers and are putting inner-city retailing on the comeback trail.


    DISCOUNTER DINOSAURS TO SUPERCENTERS

    Conventional discounters will pass from the retail scene in the next five years, giving way to the supercenter formats, which will be the fastest growing segment of retailing to the end of the century. These combination retailers, selling food and general merchandise, will take 10 percent of the food store business.

    Just as the expansion of the conventional discount department store to rural areas in the Eighties wreaked havoc on small-town general merchandise and specialty stores, the expansion of supercenters will bring a new wave of bankruptcy to small-town food, drug and discount stores.


    SUPERSTORES GAIN SHARE

    As consumers flee the regional mall, superstores -- whether in strip malls or standing alone -- are positioned to capture the price-sensitive, time-pressed consumer. They experiment with new product categories and formats, expanding the merchandise mix in search of synergies that will increase customer traffic and average-transaction size.

    While numerous superstore formats will become mature, the sheer market share that these stores will capture will exceed the original expectations of most industry watchers.


    TRADITIONAL SPECIALTY STORES IN A SPIRAL

    No sector of retailing is at greater risk over the next five years than the traditional mall specialty stores. They are at the end of their life cycles and located in malls where customer traffic and interest in fashion are declining. Consequently, they are serving a shrinking segment.

    Specialty stores have also become large, overly centralized and bland in their fashion offerings, selling too much sameness in too many disparate locations.


    THE ROAD TO RECOVERY

    The reinvented specialty store will be based on a radically different economic model from the dying specialty store of today. It will be targeted and localized in fewer locations, and micro-merchandised to each of these locations. Since getting the right goods to the right place at the right time will tax even the most sophisticated merchandising systems and supply chains, investment will shift away from real estate and toward technology, resource networks, logistics and people.


    THE ROLE OF BRANDS

    The importance of brands -- from store private labels to manufacturers' brands -- can only grow.

    To the consumer, these are all brands, and they promise quality, credible value and image. They also reduce search time in a world overrun with choices.

    To the retailer and vendor, brands promise diffentiation, more profit, customer loyalty and increased global expansion potential.


    CATALOG RETAILING CONTRACTS

    After decades of expanding at twice the pace of store retailing, catalog retailing is in a slump. Higher postal costs and explosive growth in the number of catalogs have led to a decline in profitability. Catalog retailing is also nearing the end of its life cycle.

    Unlike the specialists, however, catalog retailers have a core competency that will translate well into a future competitive advantage. They have long dealt with customers on an individual basis. This ability to form a relationship with customers will help catalog retailers make the transition to electronic retailing.


    MANAGING IN THE FUTURE

    Managing will be much more difficult than it has ever been because the future will be so much different from the past.

    The Chinese symbol for change is made up of two separate characters: the symbol for threat and the symbol for opportunity.

    Retailers face a significant threat in the consumer, competitive, technological and economic changes that will take place over the next five years. For those retailers who understand these changes and can adapt to them, the opportunities for growth and profitability are great.

    For the many retailers who will not adapt to these changes, the threat of demise or downsizing will loom. They will join the ever growing list of bankruptcies and liquidations that will be one of the unmistakable characteristics of retailing at the end of this century.

    BACKGROUND

    Management Horizons, which prepared this outlook, is a consulting division of Price Waterhouse LLP, and management consulting and market research firm specializing in the retailing and consumer goods distribution industries. Founded in 1968, Management Horizons is a recognized authority in strategy development, market positioning, new concept development, retail merchandising and operating strategies, and retail growth and expansion strategies. Management Horizons also helps companies align strategy and operations and reengineer business processes for improved operating results.

    Management Horizons serves various clients in retail, wholesale and consumer goods distribution throughout North America and around the world through offices in Columbus, Ohio; Dallas; Los Angeles; New York, and Other Price Waterhouse offices worldwide. Management Horizons is the consulting division of the Price Waterhouse Retail Industry Practice, which combines the firm's audit, tax and business advisory services for a broad range of retail and consumer product clients.

    For information, contact Management Horizons, 1177 Sixth Avenue, New York, NY 10036, or call (212) 596-8600, or fax (2120 596-8970.

               LIST OF RECENT BANKRUPTCIES AND STORE CLOSINGS
               ----------------------------------------------

CALDOR, the nation's fourth largest retailer, filed for Chapter 11 bankruptcy protection, blaming weak sales caused by fierce competition.

BRADLEES, with 136 stores, filed for Chapter 11 bankruptcy protection.

JAMESWAY CORP, with 90 discount department stores, filed for Chapter 11 bankruptcy protection.

RICKEL HOMES CENTERS INC., filed for Chapter 11 bankruptcy protection.

MERRY-GO-ROUND ENTERPRISES filed for Chapter 11 and said it will close
575 stores.

EDISON BROTHERS STORES, owner of J. Riggings, Oaktree, Precis, Repp Ltd., Bakers shoe stores and Webster, filed for Chapter 11 bankruptcy.
The company said it will close 500 of the 2,600 stores by the end of January.

PETRIE RETAIL, operating Marianne, Stuarts, G&G, Jean Nicole, filed for Chapter 11 bankruptcy protection.

BARNEY'S - Chapter 11 bankruptcy

TODAY'S MAN - Chapter 11 bankruptcy

HERMANS SPORTING GOODS - Chapter 11 bankruptcy

KIDDIE CITY - Chapter 11 bankruptcy

AMES DEPARTMENT STORES will close 17 money-losing stores in three states, and cut almost 1,100 jobs. Ames recently emerged from bankruptcy.

CHARMING SHOPPES INC. announced it will close 290 Fashion Bug and
Fashion Bug Plus stores.

MELVILLE CORP. agreed to sell its 495-store Marshall's discount clothing chain to TJX Inc., the owner of TJ Maxx.

BROADWAY STORES was acquired by FEDERATED DEPARTMENT STORES.

K-MART said it will sell its remaining interest in THE SPORTS AUTHORITY after selling subsidiaries OFFICE MAX INC. and BORDERS GROUP INC.

WOODWARD & LOTHROP, owner of the JOHN WANAMAKER chain, was bought by J.C. PENNEY and MAY DEPARTMENT STORES, owner of Hecht's.